Exhibit 10.1

MYRIAD GENETICS, INC.

Amendment to Executive Retention Agreement

THIS AMENDMENT TO EXECUTIVE RETENTION AGREEMENT (the “Amendment”), by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and                    (the “Executive”), is entered into effective as of September 29, 2015 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Executive Retention Agreement (the “Agreement”); and

WHEREAS, the Company and the Executive desire to make certain amendments to the Agreement to eliminate any obligation on the Company to make any tax gross-up payments with respect to any payments made to the Executive that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises set forth herein, and for such other good and valuable consideration which the parties hereby acknowledge, the parties agree as follows.

1. Definitions. Those capitalized terms used herein which are defined in the Agreement shall have the same meaning and definition as provided for in the Agreement.

2. Continuing Effect. Except to the extent amended herein, the terms and conditions of the Agreement shall continue in full force and effect.

3. Amendment. Section 5 of the Agreement is hereby amended and restated to read as follows:

5. Limitations on Payment.

5.1 General. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. Any Excise Tax due shall be borne solely by the Executive.

5.2 Procedures. All determinations required to be made under this Section 5, and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm and reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

4. Severability. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment or the Agreement, which shall remain in full force and effect.

5. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

6. Counterparts. This Amendment may be signed by the parties in separate counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

MYRIAD GENETICS, INC.	EXECUTIVE

By: Mark C. Capone	Name:
Title: President and CEO

Attachment

Each of the following executive officers of Myriad Genetics, Inc. entered into the Amended to Executive Retention Agreement effective as of September 29, 2015, utilizing the above form of agreement:

Mark C. Capone	President and Chief Executive Officer
R. Bryan Riggsbee	Chief Financial Officer and Treasurer
Jerry S. Lanchbury, Ph.D.	Chief Scientific Officer
Richard M. Marsh, Esq.	EVP, General Counsel and Secretary

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